Exhibit 1.1

MUNKSJÖ OYJ, STOCK EXCHANGE RELEASE 11 January 2017 at 13:05 CET

Helsinki, Finland

Munksjö Oyj: Decisions taken by the Extraordinary General Meeting

Munksjö Oyj’s Extraordinary General Meeting (“EGM”) was held in Helsinki today.

Resolutions relating to the combination

a) Resolution on the merger

The EGM resolved to approve the combination of Munksjö’s and Ahlstrom Corporation’s (“Ahlstrom”) business operations through a statutory absorption merger of Ahlstrom into Munksjö pursuant to the Finnish Companies Act and approve the merger plan. The completion of the combination is subject to, inter alia, merger control approvals from relevant competition authorities. The registration of the execution of the merger is expected to take place in the beginning of the second quarter of 2017.

Further, the EGM resolved on the amendments to Section 1, the first sentence of Section 2, Section 4 and Section 6 of the Articles of Association of Munksjö, as set out below as part of the merger.

“1 § The name of the Company is Ahlstrom-Munksjö Oyj. The domicile of the Company is Helsinki.”;

“2 § The Company’s field of business is to engage in the manufacture, converting and sale of fiber-based solutions and products and in other related or supporting activities.”;

“4 § The Board of Directors of the Company shall comprise a minimum of four (4) and a maximum of twelve (12) ordinary members.”; and

“6 § The Company shall have one (1) auditor, which shall be an audit firm authorised by the Finnish Patent and Registration Office.”

The shareholders of Ahlstrom shall receive as merger consideration 0.9738 new shares of Munksjö for each share owned in Ahlstrom, that is, the merger consideration shall be issued to the shareholders of Ahlstrom in proportion to their existing shareholding with a ratio of 0.9738:1. In case the number of shares received by a shareholder of Ahlstrom as merger consideration would be a fractional number, the fractions shall be rounded down to the nearest whole number. Fractional entitlements to new shares of Munksjö shall be aggregated and sold in the market and the proceeds will be distributed pro rata to Ahlstrom’s shareholders being entitled to receive fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Munksjö.

b) Resolution on the number of members of the Board of Directors

The EGM resolved in accordance with the proposal of the Board of Directors that the number of members of the Board of Directors shall be eleven (11).

c) Resolution on the remuneration of the members of the Board of Directors

The EGM resolved in accordance with the proposal of the Board of Directors that the members of the Board of Directors of Munksjö to be elected for a term of office commencing on the date of registration of the execution of the merger and expiring at the end of the first Annual General Meeting of Munksjö following the date of registration of the execution of the merger be paid the following remuneration: to the Chairman of the Board of Directors EUR 80,000 per year, to the Vice Chairman of the Board of Directors EUR 50,000 per year and EUR 40.000 per year to the other members of the Board of Directors. The Chairman of the Audit Committee shall receive EUR 12,000 per year and the ordinary members of the Audit Committee EUR 6,000 per year each. The Chairman of the Remuneration Committee shall receive EUR 6,000 per year and the ordinary members of the Remuneration Committee EUR 3,000 per year each.

Travel expenses are reimbursed in accordance with the company’s travel policy.

The annual remuneration of the members elected hereunder shall be paid in proportion to the length of their term of office.

d) Election of the members of the Board of Directors

The EGM resolved in accordance with the proposal of the Board of Directors that Peter Seligson, Elisabet Salander Björklund, Sebastian Bondestam, Alexander Ehrnrooth, Hannele Jakosuo-Jansson, Mats Lindstrand and Anna Ohlsson-Leijon, current members of the Board of Directors of Munksjö, be conditionally elected to continue to serve on the Board of Directors of Munksjö and that Hans Sohlström, Jan Inborr, Johannes Gullichsen and Harri-Pekka Kaukonen, current members of the Board of Directors of Ahlstrom, be conditionally elected as members of the Board of Directors of Munksjö for the term commencing on the date of registration of the execution of the merger and expiring at the end of the next Annual General Meeting of Munksjö following the date of registration of the execution of the merger.

e) Authorisation of the Board of Directors to resolve on the payment of funds from the reserve for invested unrestricted equity

The EGM resolved in accordance with the proposal of the Board of Directors to authorise the Board of Directors of Munksjö to resolve, based on the audited financial statements of the company for 2015, by one or several resolutions, on an extra payment of funds from the company’s reserve for invested unrestricted equity as return of equity in the total amount of maximum EUR 0.45 per each outstanding share in the company (representing a maximum total amount of approximately EUR 22,842,711 after excluding the treasury shares held by the company) to the shareholders of Munksjö prior to the completion of the combination. The return of equity shall be paid prior to the registration of the execution of the merger. The authorisation shall be valid until the close of the next Annual General Meeting of Munksjö.

The minutes of the Extraordinary General Meeting

The minutes of the meeting will be available on www.munksjo.com/egm as from 25 January 2017, at the latest.

Munksjö Oyj

For further information, please contact:

Anna Selberg, SVP Communications, tel. +46 10 250 10 32

Laura Lindholm, Head of Investor Relations, tel. +46 72 703 63 36

Notice to Shareholders in the United States

The new shares in Munksjö have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the applicable securities laws of any state or other jurisdiction of the United States. The new shares in Munksjö may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Munksjö will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

Munksjö and Ahlstrom are Finnish companies. Information distributed in connection with the merger and the related shareholder votes is subject to disclosure requirements of Finland, which are different from those of the United States.

It may be difficult for Ahlstrom’s shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws in respect of the merger, since Munksjö and Ahlstrom are located in non-U.S. jurisdictions, and all of their officers and directors are residents of non-U.S. jurisdictions. Ahlstrom’s shareholders may not be able to sue Munksjö or Ahlstrom or their officers or directors in a court in Finland for violations of the U.S. securities laws. It may be difficult to compel Munksjö and Ahlstrom and their affiliates to subject themselves to a U.S. court’s judgment.

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